EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529, 333-108179, and 333-141088 on Form S-8, and Registration Statement Nos. 333-149559 and 333-161136 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Ferro Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting standard in 2007), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
March 1, 2010